UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2016
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Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in Charter)
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Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)
One Geoffrey Way, Wayne, New Jersey 07470
(Address of Principal Executive Offices, including Zip Code)
(973) 617-3500
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Advisors to Toys “R” Us, Inc. (the “Company”) have received a nonbinding letter of intent to provide an $88 million mezzanine facility to Toys “R” Us Property Company II, LLC (“Propco II”), and the Company and Propco II have begun the negotiation of definitive documentation for the facility. The facility is expected to mature up to five years from the closing date of such financing. The completion of this financing is subject to customary terms and conditions, including raising up to $512 million in the CMBS market.
Propco II owns fee and ground leasehold interests in 123 properties in various retail markets throughout the United States.  The properties are leased on a triple-net basis under a master lease to Toys “R” Us-Delaware, Inc. (“Toys-Delaware”), the operating entity for all of the Company’s North American businesses, which operates the properties as Toys “R” Us stores, Babies “R” Us stores or side-by-side stores, or subleases them to alternative retailers.  The total store area of the properties is 5.0 million sq. feet.  For the last twelve months (“LTM”) ended July 30, 2016, the Propco II stores operated by Toys-Delaware generated revenues of $958 million, operating earnings of $113 million and 4-wall EBITDAR of $182 million. For the fiscal year ended January 30, 2016, the Propco II stores operated by Toys-Delaware generated revenues of $966 million, operating earnings of $109 million and 4-wall EBITDAR of $185 million.  For the fiscal year ended January 31, 2015, the Propco II stores operated by Toys-Delaware generated revenues of $982 million, operating earnings of $90 million and 4-wall EBITDAR of $176 million.  For the fiscal year ended February 1, 2014, the Propco II stores operated by Toys-Delaware generated revenues of $1,016 million, operating earnings of $75 million and 4-wall EBITDAR of $167 million.
The company uses 4-wall EBITDAR to assess individual store performance and is defined as a store’s earnings (loss) before net interest expense (income), income tax expense (benefit), depreciation and amortization, rent, overhead allocations, intercompany expenses, pre-opening and renovation expenses, and other expenses identified as generally non-recurring or non-representative of the individual store’s performance. We have excluded the impact of such items from internal performance assessments. We believe that excluding these items helps investors compare our stores’ operating performance across our portfolio and with results in prior periods, regardless of our ownership interest (owned or leased) in the store. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.
We understand that investors use 4-wall EBITDAR, among other things, to assess period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance. We use the non-GAAP financial measure for planning and forecasting and measuring results against the forecast.
Although we believe that 4-wall EBITDAR can make an evaluation of our store’s operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define 4-wall EBITDAR differently than we do. As a result, it may be difficult to use 4-wall EBITDAR or similarly named non-GAAP measures that other companies may use to compare the store performance of those companies to our store performance. The Company does not, and investors should not, place undue reliance on 4-wall EBITDAR as measures of store operating performance.
A reconciliation of consolidated Toys-Delaware’s operating earnings to 4-wall EBITDAR for the Propco II stores is as follows:

				YTD		LTM
(In millions)	FY 2013	FY 2014	FY 2015	Q2 2015	Q2 2016	Q2 2016
Operating earnings	$75	$90	$109	$36	$40	$113
Add:
Depreciation and amortization	24	24	22	11	11	22
Rent expense	3	3	3	1	1	3
Overhead allocations and other expenses	65	59	51	17	10	44
4-wall EBITDAR	$167	$176	$185	$65	$62	$182
The information contained under Item 7.01 in this Current Report on Form 8-K is being furnished and, as a result, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc. (Registrant)
Date: September 23, 2016	By:	/s/ Michael J. Short
	Name:	Michael J. Short
	Title:	Executive Vice President - Chief Financial Officer